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                                                                      Exhibit 10

                               DAVOX CORPORATION

                      TRANSITION AND RETENTION AGREEMENT
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AGREEMENT made and entered into between DAVOX Corporation ("DAVOX" or the
"Company"), a Delaware corporation with a usual place of business at 6 Technology Park Drive, Westford, MA 01886, and Alphonse M. Lucchese ("Mr. Lucchese").

WHEREAS, Mr. Lucchese and the Board of Directors of the Company have mutually agreed to begin a search to hire Mr. Lucchese's successor as President and Chief Executive Officer;

WHEREAS, the operations of the Company will require Mr. Lucchese's continued direction and leadership until a successor is hired and during a subsequent transition period; and

WHEREAS, the Board of Directors desires to provide an incentive for Mr. Lucchese to remain with the Company until his successor has been hired and to assist in the transition of his responsibilities;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, terms, provisions and conditions set forth in this Transition and Retention Agreement (the "Agreement"), the Company and Mr. Lucchese agree as follows:

          1.   Effective Date: This Agreement will become effective as
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               of the successor's first day of employment as President and Chief
               Executive Officer ("CEO") of the Company (the "Effective Date"). No later than twenty-four (24) hours from the Effective Date, Mr. Lucchese will submit his resignation to the Board of Directors from his position as President and CEO of the Company, as well as from any other officerships (except Mr. Lucchese's Chairmanship) that Mr. Lucchese may hold with the Company or any of its affiliates, to be effective immediately. Mr. Lucchese agrees to sign all necessary documentation and to take any and all other necessary measures to effectuate his resignation.

          2.   Term: The term of this Agreement shall be for a period of two (2)
               ----
               years from the Effective Date (the "Term") unless the Agreement is extended in writing by the mutual agreement of the parties no later than thirty (30) days prior to the two-year anniversary of the Effective Date.

          3.   Cancellation of Prior Severance Agreement: On the Effective Date,
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               that certain severance agreement between Mr. Lucchese and the
               Company, signed by Mr. Lucchese on March 1, 1999, a copy of which is attached hereto as Exhibit A, will terminate and will no longer be of any force or effect.

          4.   New Role: Upon submission of his resignation, Mr. Lucchese's
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               title and role will remain Chairman of the Board of Directors and he will become Advisor to the CEO. In this role, Mr. Lucchese will assist with the orderly transition of his duties to his successor and he shall serve as an advisor to the Board of Directors and his successor. Mr. Lucchese will remain a W-2 employee of the Company during the Term, or any extension thereof.

          5.   Salary and Benefits: The Company will pay Mr. Lucchese an
               -------------------
               annual salary of $400,000 during the first year of the Term, and $1,000 / month in the second year. The CEO incentive compensation plan which is in place as of the Effective Date will remain in place and applicable to Mr. Lucchese up to and through December 31, 2000. Thereafter, for a period of one (1) year, Mr. Lucchese will be eligible to participate in any incentive compensation plan approved by the Board of Directors for his successor. During the Term, or any extension thereof, and at the Company's

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               cost, Mr. Lucchese will remain eligible to participate in the
               Corestar family medical / dental plan and the Reliastar basic and supplemental life insurance policy, which are currently in place. During the Term, or any extension thereof, and at the Company's cost, Mr. Lucchese will remain eligible to participate in all of the other benefits plans available to full-time employees. Mr. Lucchese will continue during the Term, or any extension thereof, to have the same benefits and rights provided under any stock option agreements between Mr. Lucchese and the Company issued under the 1986 and 1996 Stock Option Plans. Additionally, during the first year of the Term, the Company will continue to pay all of the rent payments for the apartment located at Bear Hill, Waltham, Massachusetts. Additionally, during the second year, Mr. Lucchese is making himself available to the Company, to provide consulting services in any way, however, any work performed shall be billed to the Company at an eight-hour rate of $3,500.00.

          6.   Consulting: During the Term, or any extension thereof, Mr.
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               Lucchese may perform consulting services to, and/or sit on the
               Board of Directors of, other companies and/or entities, provided such companies and/or entities are not a direct competitor of the Company's.

          7.   Termination: This Agreement cannot be terminated, for any reason,
               -----------
               prior to the expiration of the Term, or any extension thereof.

          8.   Attorneys' Fees: In the event that Mr. Lucchese brings suit to
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               enforce his rights under this Agreement and/or incurs costs
               (including attorneys' fees) to defend his rights under this Agreement, the Company will reimburse him for all such reasonable costs and attorneys' fees.

          9.   Confidentiality Obligation: Mr. Lucchese agrees that the certain
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               Employment Agreement between himself and the Company, dated May
               24, 1994, a copy of which is attached as Exhibit B, shall remain in full force and effect during and after the Term, or any extension thereof, in accordance with its terms.

          10.  Choice of Law: This Agreement shall be governed by the laws of
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               the Commonwealth of Massachusetts, excluding its conflict of laws principles. In the event that any part of this Agreement is invalidated or deemed unenforceable by court order or other governmental action, the remainder of this Agreement shall remain in full force and effect.

          11.  Integration Clause: The parties agree that this Agreement and any
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               addenda attached hereto are the complete and exclusive statement of the agreement between the parties, which supersedes all prior proposals, understandings and all other agreements, oral or written, between the parties relating to these Agreements.


AGREED AND APPROVED:

FOR DAVOX CORPORATION:                     FOR ALPHONSE M. LUCCHESE:


/s/ R. Scott Asen                      /s/ Alphonse M. Lucchese
-----------------------------          ----------------------------
By R. Scott Asen - Director                Alphonse M. Lucchese

/s/ Michael Kaufman
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By Michael Kaufman - Director

/s/ Peter Gyenes
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By Peter Gyenes - Director